China Architectural Engineering Appoints John Anderson to Chief Operating Officer

President of U.S. Subsidiary Promoted to Corporate Role

ZHUHAI, China & LOS ANGELES--(BUSINESS WIRE)--China Architectural Engineering Inc. (CAE) (NASDAQ:CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced that it has appointed John Anderson, 54, as the Company’s new Chief Operating Officer (COO). Ken Luo, the Company’s Chairman and CEO, previously also held the COO position.

Mr. Anderson joined CAE earlier this year to launch and oversee the Company’s wholly-owned U.S. subsidiary, CAE Building Systems, Inc., based in New York. In his new role, Mr. Anderson will oversee the Company's global operations, including activities in China, the Middle East, Europe, North America and other markets while remaining as President of the Company’s U.S. Subsidiary.

“We are pleased to be giving John a wider role in CAE,” said Ken Luo, Chairman and Chief Executive Officer of China Architectural Engineering. “As was noted earlier this year when we brought John on-board to spearhead our expansion into the U.S., he brings with him over 30 years of senior-level domestic and international experience in project management, operations and other areas that are crucial to CAE. His promotion to Chief Operating Officer for all of CAE also points to the company’s transition from a regional China-based business to a truly global enterprise, with a growing executive team representative of its market reach,” concluded Mr. Luo.

Mr. Anderson has more than three decades of experience at the senior management and project level. His project management record includes work on nearly 70 major construction projects in the largest metropolitan cities in the U.S., including New York City, Washington D.C., Chicago and Los Angeles. In addition to his U.S. projects, he has a significant amount of experience in the international markets, including large-scale projects in Hong Kong, London, Madrid and Barcelona. Some of Mr. Anderson’s most prominent projects include the Goldman Sachs Building, Jersey City; Bear Stearns Headquarters, New York; Reuters Office Building, New York; Condé Nast Tower, New York; Ernst Young Office Building, New York; Random House Tower, New York; and the Bank of China Tower, Hong Kong.

Prior to joining CAE in March 2008, Mr. Anderson served as a senior consultant with Israel Berger & Associates, specializing in building envelope evaluation. Earlier, from 1996 to 2003, he served as Vice President for Operations and later President and COO at Glassalum International Corp. of Miami, where he was responsible for the coordination of engineering, manufacturing and project management activities. He has also held senior management posts at Midwest Curtainwalls, Inc., Builders Federal (HK) Ltd. and Ampat Group, Inc., as well as founding his own company, Building Research, Inc., which was later incorporated into Midwest Curtainwalls.

To be added to China Architectural Engineering’s investor lists or for additional information, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering

China Architectural Engineering, Inc. (CAE) (NASDAQ:CAEI), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated and cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the most active construction markets in the world, including the Middle East, Central Asia, United States and Eastern Europe.

For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

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Contact:
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